EXHIBIT 99.1

T-3 Energy Services Announces Termination of Public Offering

HOUSTON, Jan. 17, 2006 (PRIMEZONE) -- T-3 Energy Services, Inc. ("T-3") (Nasdaq:TTES) announced today that a decision has been made not to proceed at this time with a previously announced public offering. This decision was based on the anticipated offering price of T-3's common stock and current market conditions.

Gus D. Halas, T-3's Chairman, President and Chief Executive Officer commented, "We will continue with the planned expansion of our facilities and increase in manufacturing capacity that were to be funded by our portion of the proceeds from the offering. We will fund these activities using either cash generated from operations or amounts available under our senior credit facility."

First Reserve Fund VIII, L.P. has informed T-3 that, depending upon a variety of factors, including T-3's financial condition and results of operations, as well as conditions in the equity and financial markets, it may in the future consider (i) holding its position in T-3 for a prolonged period of time, (ii) one or more sales of T-3 shares, either in the open market or otherwise, (iii) one or more purchases of T-3 shares, either in the open market or otherwise or (iv) participating in a strategic transaction involving T-3.

A registration statement relating to these securities has been filed with the Securities and Exchange Commission but has not yet become effective. These securities may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective.

T-3 Energy Services, Inc. provides a broad range of oilfield products and services primarily to customers in the drilling and completion of new oil and gas wells, the workover of existing wells and the production and transportation of oil and gas.

Statements made in this press release that are forward-looking in nature are intended to be "forward-looking statements" within the meaning of Section 21E of the Securities Exchange Act of 1934 and may involve risks and uncertainties. These statements may differ materially from actual future events or results. Readers are referred to documents filed by T-3 Energy Services, Inc. with the Securities and Exchange Commission, including the Annual Report on Form 10-K, which identify significant risk factors which could cause actual results to differ from those contained in the forward looking statements.

CONTACT:  T-3 Energy Services, Inc.
          Michael T. Mino, Vice President
             and Chief Financial Officer
          713-996-4110
          mmino@t3es.com